                                     CONSENT

      We consent to the reference in a Registration Statement filed under the Securities Act of 1933, as amended, by Amkor Technology, Inc. (the "Company") to our engagement as an appraiser described in Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 8 - "Financial Statements and Supplementary Data" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and the Company's Quarterly Reports on Form 10-Q, which reports are incorporated by reference into Registration Statements filed by the Company. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

/s/ DoveBid Valuation Services, Inc.




August 15, 2003